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                                    BYLAWS

                                      OF

                              EPIC VACATION CLUB

                       A DELAWARE NONPROFIT CORPORATION

                           ADOPTED JANUARY 26, 1999
                            AMENDED MARCH 31, 1999


1:   IDENTIFICATION AND PURPOSE

     1.1 NAME. The name of this corporation is EPIC VACATION CLUB, a Delaware nonprofit corporation ("Club").

     1.2 PURPOSE. The Club is formed and shall be operated to own, lease, care for, maintain, operate and manage the real property and Improvements thereon and personal property therein or which it owns, whichever located, which has been dedicated to the Epic Vacation Club, Vacation Ownership Plan by a recorded Declaration.

     1.3    CONTENTS.

1:   IDENTIFICATION AND PURPOSE. . . . . . . . . . . . . . . . . . . . . . . .1
     1.1    Name . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.2    Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.3    Contents . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1

2:   DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.1    Basic Membership . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.2    Bonus Use. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.3    Home Resort. . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.4    Member . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.5    Membership . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.6    Point. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.7    Point Use. . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.8    Resort . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .3
     2.9    Unit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     2.10   Voting Power . . . . . . . . . . . . . . . . . . . . . . . . . . .4

3:   MEMBERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.1    Joint Membership . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.2    Voting . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .4
     3.3    Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . .6
     3.4    Discipline . . . . . . . . . . . . . . . . . . . . . . . . . . . .7
     3.5    Transfer of Membership . . . . . . . . . . . . . . . . . . . . . .8


4:   BOARD OF DIRECTORS. . . . . . . . . . . . . . . . . . . . . . . . . . . .9
     4.1    Powers and Duties. . . . . . . . . . . . . . . . . . . . . . . . .9
     4.2    Number . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.3    Qualification. . . . . . . . . . . . . . . . . . . . . . . . . . 11
     4.4    Election and Removal . . . . . . . . . . . . . . . . . . . . . . 11
     4.5    Meetings . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
     4.6    Action Without Meeting . . . . . . . . . . . . . . . . . . . . . 14

5:   OFFICERS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.1    Election/Term. . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.2    Qualifications . . . . . . . . . . . . . . . . . . . . . . . . . 15
     5.3    Removal/Resignation. . . . . . . . . . . . . . . . . . . . . . . 15
     5.4    Offices. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

6:   ASSESSMENTS AND SPECIAL CHARGES.. . . . . . . . . . . . . . . . . . . . 16
     6.1    Annual Assessments . . . . . . . . . . . . . . . . . . . . . . . 16
     6.2    Special Assessments. . . . . . . . . . . . . . . . . . . . . . . 17
     6.3    Statement. . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.4    Payment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
     6.5    Late Charges/Costs . . . . . . . . . . . . . . . . . . . . . . . 18
     6.6    Suspensions. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.7    Lien/Foreclosure . . . . . . . . . . . . . . . . . . . . . . . . 19
     6.8    Disposition of Funds . . . . . . . . . . . . . . . . . . . . . . 19
     6.9    Statement of Charges . . . . . . . . . . . . . . . . . . . . . . 19
7:   RECORDS AND REPORTS . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.1    Inspections. . . . . . . . . . . . . . . . . . . . . . . . . . . 19
     7.2    Accountings and Reports. . . . . . . . . . . . . . . . . . . . . 20
     7.3    Review . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.4    Quarterly Review . . . . . . . . . . . . . . . . . . . . . . . . 22
     7.5    Reserves . . . . . . . . . . . . . . . . . . . . . . . . . . . . 22
8:   INSURANCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.1    Generally. . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
     8.2    Policies . . . . . . . . . . . . . . . . . . . . . . . . . . . . 23
9:   GENERAL BYLAWS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.1    Principal Office . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.2    Liability of Agents. . . . . . . . . . . . . . . . . . . . . . . 24
     9.3    Indemnification. . . . . . . . . . . . . . . . . . . . . . . . . 24
     9.4    Distributions. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.5    Dissolution. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.6    Arbitration. . . . . . . . . . . . . . . . . . . . . . . . . . . 25
     9.7    Amendments.. . . . . . . . . . . . . . . . . . . . . . . . . . . 26
     9.8    Master Association.. . . . . . . . . . . . . . . . . . . . . . . 27
     9.9    Bankruptcy.. . . . . . . . . . . . . . . . . . . . . . . . . . . 27

10:  CERTIFICATION.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 27

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2:   DEFINITIONS.  Except as set forth below, and unless the context otherwise requires, the Definitions set forth in the DECLARATION OF VACATION OWNERSHIP PLAN (EPIC VACATION CLUB) as recorded in each county where the Club owns or leases real property, as may be amended from time to time ("Declaration"), are hereby adopted as the definitions herein. A substantially similar Declaration shall be recorded in each county, and shall describe each Resort, where the Club owns or leases real property subject to the Vacation Plan and Club Memberships. The provisions of recorded Declarations shall have priority over the Bylaws, and inconsistent provisions among various Declarations shall be resolved in favor of the most restrictive provision on the Club or Declarant and/or the most favorable provision for protecting the Members. For convenience, some of the Definitions from the Declaration are repeated here:

     2.1 BASIC MEMBERSHIP; 5,000 Points, the minimum required to be held to constitute a Membership.

     2.2 BONUS USE; a specific time period of consecutive days during which a Member has exclusive use rights in a Unit under a Reservation made according to the Rules in addition to such Member's Point Use and for which the specified fee is paid to the Club. The fee must bear a reasonable relationship to the actual cost of the use. Bonus Use is time made available because of no prior Reservation for Point Use.

     2.3 HOME RESORT. The Resort, if any, so designated on an Owner's Vacation Owner Agreement and in which the Owners so designated have a priority Reservation right for Point Use.[3/99].

     2.4    MEMBER; a Member of the Club, further described in Declaration
Section 4.2; also known as "OWNER".

     2.5 MEMBERSHIP; the relationship of a Member to the, Club; the bundle of rights, duties, and benefits of a Member, as further described in Declaration
Section 4.3; also known as "VACATION OWNERSHIP INTEREST".

     2.6 POINT; the essential element and measure of a Membership, further described in the Declaration Section 4.4. Initially some Memberships may be measured in "Intervals".

     2.7 POINT USE; a specific time period of consecutive days during which a Member has exclusive use rights in a Unit under a Reservation made according to the Rules and for which Points are surrendered.

     2.8 RESORT; collectively, the Property and all Common Area and other separately owned or rented dwelling units governed or administered under a common plan, pursuant to the Master Declaration, if applicable, including all Improvements constructed thereon or therein, and the Units, and the recreational facilities and Common Area appurtenant thereto. The term "Resort" may also refer to any and all Resorts that are dedicated to the Vacation Plan if the context so allows or requires.

     2.9 UNIT; the portion of the Property to which a Member receives exclusive use rights when a Reservation is made under the Rules, which Unit may consist of a single family home,


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condominium unit, a dwelling on a lot in a planned development, an apartment, a hotel room or suite, a mobilehome, a house boat, a motor home, a park trailer, a recreational vehicle, a cabin, and/or any similar facility including human living quarters.

     2.10 VOTING POWER; the aggregate votes of Members, including, if applicable, both Classes, unless otherwise specified.

3:   MEMBERS.  Members and Memberships are defined in the Declaration.  The rights, powers and duties of Members are more fully described in these Bylaws.

     3.1 JOINT MEMBERSHIP. When two (2) or more persons jointly hold a Membership, any proxy, ballot or communication which requires the signature of a Member, must be signed by all such persons or their agent designated on the books of the Club. All such persons may attend meetings, but no vote of such Membership shall be cast without the majority consent of all co-owners present at such meeting holding such Membership unless cast by their designated agent. In the event joint holders of a Membership cannot agree among themselves how their vote shall be cast, their vote shall be lost.

     3.2 VOTING. Each Membership carries the power to vote in the Club from and after the commencement of assessments on the Membership except as otherwise provided in an approved and effective Reimbursement Agreement. Except as otherwise provided by law, only Members in whose names Memberships entitled to vote stand on the records of the Club on the record date for voting purposes, as provided herein, and Declarant (except as otherwise specifically excluded), shall be entitled to vote at any meeting or by written ballot without a meeting. Such vote may be by voice or by written ballot; except that an election for directors must comply with Bylaw 4.4.

            3.2(a) TWO CLASSES OF MEMBERS.  There are two (2) classes of
Members:

                   (i) CLASS A. Class A Members hold Memberships primarily for occupancy or personal use, and are entitled to one (1) vote for a Basic Membership and one (1) vote for each additional increment of Points owned which equals the number of Points in the Basic Membership.

                   (ii) CLASS B. Declarant is a Class B Member, and shall be entitled to vote for each Membership deemed held by Declarant under the Declaration, on the same basis as Class A Members. Class B shall automatically and irreversibly become Class A as soon as the Voting Power of Class B falls below twenty percent (20%) of the total Voting Power.

            3.2(b) MEMBERSHIP APPROVAL.  A requirement in the Articles,
Bylaws, Rules, Declaration, or any agreement by the Club for approval of the Members, of the Membership, or of the Voting Power means the affirmative vote or written assent of a majority of the Voting Power represented at a meeting, or cast in an election by written ballot, where a quorum is represented or responds, respectively, unless a different number or portion is specifically prescribed. The required portion of affirmative vote shall be from:

                   (i) each class of Voting Power if there is more than one class; or

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                   (ii)   if there is only one class of Voting Power, from
Voting Power residing in Members other than Declarant and from the total Voting Power.

            3.2(c) VOTING WITHOUT A MEETING. Any matter or issue requiring the vote of the Members may be submitted for vote by written ballot without a meeting of the Members if the following requirements are met:

                   (i) DECISION. The determination to conduct an election in this fashion shall be made by a majority of the Board or by Members having ten percent (10%) of the total Voting Power signing a written request and delivering same to the Secretary.

                   (ii) BALLOT. The officers shall thereupon distribute a written ballot to every Member entitled to vote on the matter. Such ballot shall set forth the proposed action or actions and candidates, provide an opportunity to specify approval or disapproval of any proposal, provide that the votes shall be cast as specified, and provide a reasonable time, not less than twenty (20) nor more than sixty (60) days after distribution, within which to return the ballot to the Club. A written ballot may not be revoked.

                   (iii) SOLICITATION. All solicitations shall indicate the number of responses needed to meet the quorum requirement, the percentage of approvals necessary to pass the measure submitted, and the time by which the ballot must be received in order to be counted.

                   (iv) PROCEDURE. Distribution of ballots and solicitations shall be in the same manner as specified herein for notice of meetings of Members. Approval by written ballot pursuant to this section shall be valid only when the number of votes cast by ballot within the time period specified equals or exceeds the quorum required to be present at a meeting authorizing the action, and the number of approvals equals or exceeds the number of votes that would be required to approve at a meeting at which the total number of votes cast was the same as the number of votes cast by ballot. Counsel or the accountants for the Club shall be retained to supervise the secrecy and control of the election, if deemed necessary by the Board or if requested by the Members requesting the election. Upon tabulation of the ballots, the Board shall promptly notify the Members of the outcome of the election or that insufficient votes to constitute a quorum were cast.

            3.2(d) PROXIES. Every Member entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy signed by such Member or its duly authorized agent and filed with the Secretary of the Club.

                   (i) DURATION. No such proxy shall be valid after the expiration of three (3) years from the date of its execution unless the person executing it specifies therein the length of time for which such proxy is to continue in force, which may be for a term of years or perpetual.

                   (ii) CONTENTS. Each proxy shall (A) provide a choice between approval and disapproval of each matter proposed to be acted upon;
(B) provide that it shall be voted as indicated therein, if so indicated; (C) identify who is authorized to exercise it; and (D) indicate the length of time it will be valid.


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                   (iii)  MATTERS.  A proxy shall be valid as to the
following matters only if the general nature of the matter is described in the proxy: (A) removal of director or filling a vacancy on the Board; (B) approving transactions involving directors; (C) amending proxy rights; (D) amending the Articles; (E) selling substantially all Club assets; (F) mergers; (G) dissolution; and/or (H) distributions.

            3.2(e) RECORD DATE. The Board may fix a time in the future as a record date for the determination of the Members entitled to notice of and to vote at any meeting of Members or on any action without a meeting. The record date so fixed shall be not more than sixty (60) nor less than thirty
(30) days prior to the date of the meeting or such action. When a record date is so fixed, only Members of record on that date shall be entitled to notice of and to vote at the meeting, notwithstanding any transfer of Memberships on the books of the Club after the record date.

            3.2(f) QUORUM. The presence or participation in person, by written ballot, and/or by proxy of the holders of at least fifteen percent (15%) of the Voting Power, excluding Declarant, shall constitute a quorum for the transaction of business. A "Super Quorum" means more than fifty percent (50%) of the Voting Power. The Members present at a duly called or held meeting at which a quorum is present shall be deemed to constitute a quorum until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum.

                   (i) LESS THAN A QUORUM. In the absence of a quorum no business shall be conducted, and the meeting shall be adjourned by the presiding officer without rescheduling it. However, if the notice of the meeting so provided, the taking of votes may be extended for a specified period after the meeting, under Bylaw 3.2(c), to allow the required quorum or vote to respond.

                   (ii) LESS THAN ONE-THIRD. If less than one-third (1/3) of the total Voting Power is in attendance or represented at a meeting, only those matters described in the notice of the meeting may be voted upon by the Members.

     3.3    MEETINGS.

            3.3(a) PLACE. Any meeting of the Club Members shall be held at a suitable location that is readily accessible at reasonable cost to the largest possible number of Members, as determined by resolution of the Board.

            3.3(b) ANNUAL MEETINGS. A meeting of the Members for the election of directors and for the transaction of such other business as may properly come before the Members, shall be held at least once each calendar year at a time and place determined by the Board. The first annual meeting of the Members shall be held not later than one (1) year after the first closing of the sale of a Membership.

            3.3(c) SPECIAL MEETINGS. Special meetings of the Members for any lawful purpose and at any time, shall be scheduled in response to a call by the President, by the Board, or upon receipt of a written request signed by Members holding five percent (5%) of the Voting Power held by Members other than Declarant. Such meetings must be duly noticed and held not less than thirty-five (35) days nor more than ninety (90) days after request therefor is received by


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the President or Secretary.  If notice is not given by the Secretary within twenty (20) days of such receipt by the Club of a request for special meeting, then the person(s) requesting the meeting may give notice.

            3.3(d) NOTICE. Written notice of each meeting of the Members shall be given to each Member who, on the record date for notice of the meeting, is entitled to vote thereat, either by personal delivery, by first class mail or other means of written communication, charges prepaid, addressed to such Member at his record address appearing on the books of the Club, or given to the Club by the Member for notice purposes. All such notices shall (i) be sent to each Member entitled thereto not less than thirty (30) and not more than ninety (90) days before the subject meeting;
(ii) specify the place, the date and the time of such meeting; (iii) provide a brief statement of the matters which the Board intends to present or believes that others will present for consideration by the Members; and (iv) provide the name, address and a brief biographical sketch of each person who has announced the intention to stand for election to the Board.

            3.3(e) CONSENT OF ABSENTEES. Any defects in the call, notice, time or location of a meeting, shall not affect the validity of transactions at the meeting which are otherwise valid, if a quorum is present, either in person or by proxy, and if each Member entitled to vote, not present in person or by proxy, signs a written approval of the minutes. Such approvals shall be made a part of the minutes of the meeting. Nothing in this Subsection shall be construed as requiring the consent of absentees to transactions at a properly called, noticed and held meeting at which a quorum is present.

            3.3(f) ADJOURNED MEETINGS. Any Members' meeting, annual or special, if a quorum is present, may be adjourned from time to time by the vote of a majority of the Voting Power present in person or by proxy. When
(i) any Members' meeting is adjourned for not less than five (5) days and not more than thirty (30) days, (ii) announcement of the time and place of the adjourned meeting is made prior to adjournment, and (iii) there is no change in the record date, then no additional notice need be given. Otherwise, notice of the adjourned meeting shall be given as in the case of an original meeting.

     3.4 DISCIPLINE. The Club Board shall establish uniform fines and temporary suspensions which shall be imposed for violation of the Articles, Declaration, Bylaws or Rules. Determination of responsibility, such as for maintenance or repairs of damage, or determination of what constitutes a nuisance, shall be only by the following procedures, or by a court or arbitration proceeding. Violations may be determined and penalties imposed only after thirty (30) days' written notice to the offending Member served personally or by mail, first class postage prepaid, return receipt requested, mailed to the latest address for such Member shown on the Club records, specifying the possible action and the alleged reasons therefor, and an opportunity for the Member to be heard before a quorum of the Board at least five (5) days before the effective date of any possible action.

     3.5 TRANSFER OF MEMBERSHIP. Transfer or abandonment of the Membership does not relieve Member of Member's obligations under the Governing Documents, unless Club agrees to the transfer or terminates the Membership. A Membership may be transferred entirely or partially if the following conditions are fulfilled as to such Membership in a manner reasonably satisfactory to Club:


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            3.5(a) FEE.  A transfer fee of a reasonable amount has been paid to Club.

            3.5(b) CURRENT.  All payments for charges due Club are current.

            3.5(c) POINTS. The Membership transferred and the Membership retained, if any, must each include enough Points to be a Basic Membership at the then current requirements.

            3.5(d) QUALIFICATIONS. The transferee must satisfy all qualifications of a Member and Club's reasonable credit requirements. Absent written objection by Club specifying the reasons therefor, approval shall be deemed given 15 days following receipt by Club of (i) an application for transfer, (ii) the proposed transferee's credit information, and (iii) a Vacation Owner Agreement signed by the transferee.

            3.5(e) RIGHT OF FIRST REFUSAL. Every Member, before selling or transferring any Points or Intervals (collectively "Points", in this Bylaw 3.5(e)) must first offer the Points to the Declarant in the following manner:

                   (i) NOTICE. The Member shall first give notice (the "Notice") in writing to the Declarant of its intention to sell or transfer such Points. The Notice shall specify, (A) the number of Points to be sold,
(B) the price, (C) the terms for payment, and (D) the names and addresses of the proposed transferee(s). Each offer, notice, or statement provided for in this Bylaw 3.5(e) shall be considered given when it is personally delivered to the person to whom it is to be given, or when it is deposited in the United States mail, first class mail, return receipt requested, properly addressed to such person and with all postage and other charges fully prepaid.

                   (ii) DECLARANT RESPONSE. The Declarant shall have first right to purchase all of the Points offered at the price and on the terms stated in the Notice, by giving written notice to the offering Member of its election to purchase all the Points offered, within fifteen (15) days after the Notice is given.

                   (iii) SALE. If fewer than all the Points specified by the selling Member in the Notice are timely elected to be purchased under subsection (ii) of this Bylaw, the offering Member may dispose of all of the specified Points to the proposed transferee(s) within sixty (60) days after the date of the Notice, provided that such Member shall not sell these Points at a lower price or on terms less favorable to the selling Member than those specified in the Notice to the Declarant. If the selling Member does not sell or transfer all Points referred to in the Notice within the aforesaid 60-day period, the Points which are not disposed of shall become again subject to this Bylaw 3.5(e). A sale shall be deemed to have occurred under this Bylaw 3.5(e) whenever any Points are transferred voluntarily for valuable consideration.

            3.5(f) VALIDITY OF TRANSFER. Any sale, or purported sale, of Points shall be null and void unless made in accordance with this Bylaw 3.5.


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4:     BOARD OF DIRECTORS

       4.1 POWERS AND DUTIES. Subject to the provisions of the Articles, the Declaration, these Bylaws, and the laws of Delaware, all corporate powers of the Club shall be exercised by or under the authority of, and the business and affairs of the Club shall be controlled by, the Board.

              4.1(a) RESPONSIBILITIES. Without prejudice to its general powers, but subject to the same limitations, the Board shall have the power and responsibility to perform the following duties:

                     (i) OFFICERS AND AGENTS. To select all officers, agents and employees of the Club and prescribe powers and duties for them; and to delegate authority to a managing agent to carry out duties and obligations as set forth in a written management agreement;

                     (ii) MANAGEMENT. To conduct, manage and control the affairs and business of the Club, including contracting for such insurance, goods, services, professional management, legal and accounting services as is required by the Declaration, Articles or these Bylaws, provided that any management agreement (A) shall not exceed a term of three (3) years, (B) shall be automatically renewed annually after expiration of the first term unless renewal is denied by a majority of the Voting Power residing in Members other than Declarant and sixty (60) days written notice is given of the intent not to renew; and (C) may be terminated for cause by the Board at any time, subject to binding arbitration under Club Bylaw 9.6.

                     (iii) RULES. To promulgate Rules regarding conduct of Club business, behavior of members and guests, and use of the Resorts, including, but not limited to, the following subjects: (A) length of stay;
(B) frequency of use; (C) reservations; (D) number of occupants and guests and fees; (E) provision for the rental of Resorts by Club to non-members when not in use by Members; (F) charges for use of specific facilities; (G) personal conduct and behavior; (H) check-out times; (I) care and maintenance of Units and facilities.

                     (iv) PLACES. To prescribe the location of the principal office for the transaction of the business of the Club and to designate the place for the holding of any Members meeting or Board meeting.

                     (v) ENFORCEMENT AND DISCIPLINE. To enforce the Articles, Declaration, Bylaws, Rules, and any other instruments affecting Membership, management and control of the Resorts; and to initiate and execute disciplinary proceedings against Members for violation of the Articles, Declaration, Bylaws or Rules, in accordance with the "Discipline" section of these Bylaws.

                     (vi) PAYMENTS. To pay any taxes, assessments or charges which are or could become a lien on Club Property; and

                     (vii) MAINTENANCE. To provide for maintenance of the Resorts including all Improvements and Club personal property, except to the extent another entity has the duty of maintenance.

              4.1(b) DISCRETIONARY POWERS. In addition to the foregoing mandatory duties, the Board shall have the power to:

                     (i) REMOVE OFFICERS, agents or employees of the Club, with or without cause;

                     (ii) CHANGE THE LOCATION of the principal office of the Club;

                     (iii) APPOINT COMMITTEES composed of Members to assist it in its duties; and

                     (iv) PRESCRIBE REASONABLE FEES for use of specific Club property which is individual-use intensive and not normally furnished with a Unit as part of the Common Furnishings.

              4.1(c) LIMITATION OF POWERS. The Board must obtain the approval of a majority of a Super Quorum of the Members for taking any of the following actions:

                     (i) CONTRACTS. Entering into a contract with a third person for goods or services for the Property or the Club for a term greater than one (1) year, except:

                            (A)    a contract with a public utility for the
shortest possible term and at rates regulated by a public utilities commission; or

                            (B)    a contract for prepaid casualty and/or
liability insurance not to exceed three (3) years and which allows short rate cancellation by the insured; or

                            (C)    five-year or shorter contracts or leases
for the following (so long as the lessor or provider is not an entity in which Declarant or Manager has a direct or indirect interest of ten percent (10%) or more): (1) Common Furnishings, (2) laundry room fixtures and equipment, (3) cable or satellite TV equipment or services, and/or (4) alarm services or equipment;

                            (D)    ten years or less for access to a
well-established exchange program by Members electing to participate therein;
or

                            (E)    any contract for a term not to exceed
three (3) years that is terminable by the Club after no longer than one year without cause, penalty or other obligation, upon ninety (90) days written notice of termination from the Club to the other party.

                     (ii) COMPENSATING directors or officers other than reimbursements for expenses incurred in pursuing the business of the Club.;

                     (iii) CAPITAL EXPENSES. Incurring during any fiscal year aggregate capital expenditures in excess of five percent (5%) of the budgeted gross expenses of the Club for that year;

                     (iv) SELLING during any fiscal year property of the Club having an aggregate fair market value in excess of five percent (5%) of the budgeted gross expenses of the Club for that year, except for exchanging Units or Resorts under Declaration Section 10.1 (d); or

                     (v) ENCUMBERING or allowing encumbrance of Club Property to secure repayment of financial obligations. See Declaration
Section 6.10.

       4.2    NUMBER.  There shall be five (5) directors on the Board.

       4.3    QUALIFICATION.  Directors need not be Members of the Club.

       4.4 ELECTION AND REMOVAL. Directors shall be chosen, hold office and be removed as follows:

              4.4(a) ELECTION. The first directors shall be those individuals named by the incorporator, or their successors determined pursuant to this Bylaw, who shall serve until the first annual meeting. Thereafter, all directors whose terms expire shall be elected by written ballot at an annual meeting of the Members. If for any reason any such annual meeting is not held, or not all the authorized number of directors are elected thereat, or it is necessary for the Members to fill a vacancy on the Board, directors may be elected at any special meeting of Members held for that purpose or by Members voting without a meeting under Bylaw 3.2(c).

              4.4(b) NOMINATION. The Board shall prescribe reasonable procedures and opportunities for nomination of directors, communication by nominees with the Members as to qualifications and reasons for candidacy and solicitation of votes, and for elections.

              4.4(c) CUMULATIVE VOTING. Every Member entitled to vote at any election for directors shall have the right to cumulate its votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which such Member is entitled, or to distribute its votes on the same principle among as many candidates as it thinks fit, provided that:

                     (i) To receive cumulative votes, a candidate's name must be placed in nomination prior to the voting, and

                     (ii) To cast cumulative votes, a Member, or any other Member, must have given notice, at the meeting and prior to the voting, of its intention to cumulate its votes.

              The candidates receiving the highest number of votes, up to the number of directors to be elected, shall be elected. Except at least one (1) director shall be elected solely by the votes of Class A Members so long as the Declarant holds a majority of the Voting Power, or so long as there are two classes of Membership. The ballots from Class A Members shall be deposited and counted separately.

              4.4(d) TERM OF OFFICE. Term of office for directors shall be two years. The terms of two directors will expire in even-numbered years and the terms of three directors will expire in odd-numbered years. Terms shall begin at the conclusion of the meeting at which directors are elected to fill expiring terms, and expire at the conclusion of the annual meeting approximately two years later at which directors are voted upon to replace those whose terms are expiring. Except two directors elected at the first annual meeting shall be designated to serve until the next annual meeting in an even-numbered year, and three shall be designated to serve until the next annual meeting in an odd-numbered year.

              4.4(e) Vacancies.

                     (i) CAUSES. A vacancy or vacancies in the Board shall be deemed to exist in case of the death, resignation or removal of any director, or if the authorized number of directors be increased, or if at any annual or special meeting of Members at which any director or directors are to be elected, the Members fail to elect the full authorized number of directors to be elected at that meeting, or if a vacancy is declared by the Board for any reason permitted by law.

                     (ii) FILLING. Vacancies in the Board maybe filled by a majority of the remaining directors, though less than a quorum, or by a sole remaining director, or by the Members; provided, however, that a vacancy on the Board created by the removal of a director by the Members can only be filled by the Members. If the Board accepts the resignation of a director tendered to take effect at a future time, the Board or the Members shall have power to elect a successor, pursuant to the provisions hereof, to take office when the resignation is to become effective. Each director so elected shall hold office for the remainder of the term of the position to which he was elected.

              4.4(f) REMOVAL. The Board may remove a director who (i) has been declared of unsound mind by a final court order, or (ii) has been convicted of a felony while in office, or (iii) fails to meet any required qualification for director which was in effect at the beginning of its current term. Removal for any other reason must be approved by the Members; except that unless an entire Board is removed, a director may not be removed prior to the expiration of its term if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect the director by cumulative voting at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the subject director's most recent election were then being elected. A director elected solely by the votes of Members other than the Declarant shall not be removed other than by the approval of Members other than Declarant. No reduction of the authorized number of directors shall have the effect of removing any director prior to the expiration of his term of office.

       4.5 MEETINGS. A "meeting" of the Board includes any congregation of at least one-third (1/3) of the members of the Board at the same time and place to hear, discuss, or deliberate upon any item of business scheduled to be heard by the Board, except those matters that may be discussed in executive session.

              4.5(a) REGULAR MEETINGS. Immediately following each annual meeting of Members, the Board shall hold an annual regular meeting for the purpose of organization, election of officers, and the transaction of other business. The Board shall also hold a regular meeting approximately six (6) months from such annual meeting, and more often if deemed necessary.

              4.5(b) SPECIAL MEETINGS. Special meetings of the Board may be held at any time, at a place designated by the Board in accordance with these Bylaws, upon call by the President or by any two (2) directors.

              4.5(c) EMERGENCY MEETINGS. An emergency meeting of the Board may be called by the President, or by any two members of the Board other than the President, if there are circumstances that could not have been reasonably foreseen which require immediate attention and possible action by the Board, and which of necessity make it impracticable to provide notice as required by this Bylaw 4.5.

              4.5(d) NOTICE. Written notice of the time and place of Board meetings, including notice of any special business to be considered, shall be given to each director at least thirty (30) days for regular meetings and fifteen (15) days for special meetings, prior to the meeting by personal delivery, or by first-class mail, first class postage or charges prepaid, addressed to the address as shown upon the records of the Club. Except notice need not be given to any director who has signed a waiver of notice or a written consent to holding the meeting.

              4.5(e) MINUTES. If a Board takes any action by unanimous written consent or at a meeting for which notice was not posted, other than action in executive sessions or disciplinary hearings, then an explanation of such action shall be posted at a prominent place or places within each Resort within three (3) days after such resolution is adopted. Minutes of Board Meetings shall be made available to the Members within thirty (30) days after each meeting, and shall be given to any Member upon request and payment of reasonable copy and distribution costs.

              4.5(f) ATTENDANCE. Members may attend and speak at any Board meeting, except for meetings of the Board held in executive session. A reasonable time limit for all Members of the Club to speak to the Board shall be established by the Board, and Members must give the Board advance notice of what they desire to discuss. (Such notice may be included in the Club notice to the directors.) Directors may participate in a meeting through use of conference telephone, electronic video screen communications, or other communications equipment. Participation in a meeting pursuant to this Bylaw 4.5(f) constitutes presence in person at that meeting if all of the following apply:

                     (i) HEAR AND SPEAK. Each director participating in the meeting can communicate with and hear all of the other directors concurrently;

                     (ii) PARTICIPATE. Each director is provided the means of participating in all matters before the Board, including the capacity to propose, or to interpose an objection to, a specific action to be taken by the Club; and

                     (iii) VERIFICATION. The Club adopts and implements some means of verifying both of the following:

                            (A)    IDENTIFICATION.  A person communicating by
telephone, electronic video screen, or other communications equipment is a director entitled to participate in the Board meeting; and

                            (B)    EXCLUSIVE.  All statements, questions,
actions, or votes were made by that director and not by another person not permitted to participate as a director.

              4.5(g) EXECUTIVE SESSION. The Board may, upon approval of a majority of a quorum of the Board, adjourn a meeting and reconvene in executive session without Members present to discuss and vote on (i) personnel, (ii) contracts with parties outside the Club, (iii) Member discipline, (iv) litigation, or (v) similar matters, after first announcing in open session the nature of all business to be considered. The Board shall meet in executive session if requested by a Member who is subject to a fine, penalty or other form of discipline, and such Member may attend. Matters discussed in executive session shall be generally noted in the Minutes of Board meetings.

              4.5(h) CONSENT OF ABSENTEES. Any defects in the call, notice, time or location of a Board meeting, shall not affect the validity of transactions at the meeting which are otherwise valid, if a quorum is present, and if, after the meeting, each of the directors not present signs a written approval of the minutes thereof. All such approvals shall be made a part of the minutes of the meeting. Nothing in this Bylaw 4.5(h) shall be construed as requiring the consent of absentees to transactions at a properly called, noticed and held meeting at which a quorum is present.

              4.5(i) QUORUM. A majority of the authorized number of directors shall constitute a quorum for the transaction of business. Every act or decision done or made by a majority of the directors present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board unless a greater number be required by law or by the Articles or Declaration. A meeting at which a quorum is present may continue to transact business, notwithstanding the withdrawal of directors, if any action taken is approved by at least a majority of a quorum or such greater number as may be required by law, the Articles, Bylaws or Declaration.

              4.5(j) ADJOURNMENT. A majority of the directors present, whether or not a quorum is present, may adjourn any Board meeting to another time and place; provided, however, that in the absence of a quorum a majority of the directors present at any directors' meeting, either regular or special, may adjourn from time to time until the time fixed for the next regular meeting of the Board. Notice of the time and place of holding an adjourned meeting need not be given to absent directors if the time and place be fixed at the meeting adjourned.

              4.5(k) REIMBURSEMENT. The Club shall reimburse directors for actual transportation expenses incurred and reasonable per diem payments for attendance at regular and special meetings of the Board.

       4.6 ACTION WITHOUT MEETING. Any action required or permitted by the Board may be taken without a meeting if all the directors shall individually or collectively consent, in writing, to such action. Such action by written consent shall have the same force and effect as a unanimous vote of the Board. Such written consent shall be filed with the minutes of the proceedings of the Board.

5:     OFFICERS

       5.1 ELECTION/TERM. Each officer of the Club must be a natural person and shall be elected by the Board and shall hold office until it shall resign, shall be removed or otherwise disqualified to serve, or its successor shall be elected and take office.

       5.2 QUALIFICATIONS. Officers, other than the President, need not be directors or Members. One person may hold two (2) or more offices, except those of President and Secretary.

       5.3 REMOVAL/RESIGNATION. Any officer may be removed, either with or without cause, by a majority of the Board at any regular or special meeting of the Board. Any officer may resign at any time by giving written notice to the Board. Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Removal or resignation shall not prejudice the rights of the Club or the officer under any contract of employment or the position on the Board of an officer who is also a director.

       5.4 OFFICES. The Club shall have the following officers, and such other officers, including one (1) or more Assistant Secretaries, as may be appointed by the Board. The duties of officers shall be as prescribed in the Articles, Declaration or Bylaws, or as assigned from time to time by the Board and, as to other officers, the President:

              5.4(a) PRESIDENT. The President, who shall be chosen from the Board, shall be the chief executive officer of the Club and shall, subject to the control of the Board, have general supervision, direction and control of the business and officers of the Club. The President shall preside at all meetings of the Members and of the Board of Directors.

              5.4(b) VICE PRESIDENT. In the absence or disability of the President, the Vice President shall perform all the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President.

              5.4(c) SECRETARY. The Secretary shall keep or cause to be kept, at the principal office, or at such other place as the Board may order, a book of minutes of all meetings of directors and Members, or a duplicate thereof, with the time and place of holding, whether regular or special, and, if special, how authorized, the notice thereof given, the names of those present at directors' meetings, the number of Memberships present or represented at Members' meetings, and the proceedings thereof.

              The Secretary shall keep or cause to be kept, in any form permitted by law, at the principal office or such other place as the Board may order, a Membership register, or a duplicate thereof, showing the names of the Club Members and their addresses, the number and date of Memberships issued, and the number and date of cancellations of Membership.

              The Secretary shall give, or cause to be given, notice of all meetings of the Members and of the Board required by these Bylaws or by law to be given, and shall keep the seal of the Club in safe custody.

              5.4(d) CHIEF FINANCIAL OFFICER. The Chief Financial Officer shall keep and maintain, or cause to be kept and maintained, adequate and correct accounts of the properties and business transactions of the Club, including accounts of its assets, liabilities, receipts, disbursements, gains or losses. The books of account for the Club shall at all times be open to inspection by any director.

              The Chief Financial Officer shall deposit, or cause to be deposited, all moneys and other valuables in the name of and to the credit of the Club with such depositories as may be designated by the Board, shall disburse, or cause to be disbursed, the funds of the Club as may be ordered by the Board, and shall render, or cause to be rendered, to the President and directors, whenever they request it, an account of all of its transactions as Chief Financial Officer and of the financial condition of the Club.

6:     ASSESSMENTS AND SPECIAL CHARGES.

       6.1 ANNUAL ASSESSMENTS. Each year the Board shall consider the current and future needs of the Club as to its operation, the operation and maintenance of the Resorts in good condition and maintain any personal property leased or owned by the Club, including reasonable reserves for capital improvements and replacements, payment of taxes, and protecting and promoting the common interests of the Members pursuant to the Articles, Declaration, Bylaws and Rules, and, in light of such needs, determine the annual budget of the Club and fix by resolution the amount of annual assessments to be levied against the Memberships for the coming year.

              6.1(a) ASSESSMENT FORMULA. Annual assessments shall be based on the respective numbers of Points held by each Membership. The amount of assessment per Point (i) shall be decided by the Board of Directors, and (ii) may vary, based on the number of Points owned. Except that a Member who joins the Club by surrendering a preexisting time share Membership in a Club Resort pay Club assessments on the following conditions, if the preexisting assessment for such Member is 20% or more lower than the Club assessment at the time of conversion:

                     (i) REIMBURSEMENT AGREEMENT. The Club is the beneficiary of a Reimbursement Agreement from Declarant, which requires Declarant to pay all Club operating expenses not covered by the collection of assessments from Members.

                     (ii) BEGINNING AMOUNT. The beginning annual assessment for such new Member must be at least seventy-five percent (75%) of what the Club assessment would be for that Member at the time of conversion.

                     (iii) ANNUAL INCREASES. The annual assessment for such Member shall begin at an amount at least seventy-five percent (75%) of the normal annual assessment for such Member, and shall increase annually so that at the end of its fifth Use Year such Member will be paying the normal Club annual assessment. Such increases shall be a fraction of the difference between the normal annual assessment at the beginning of each Use Year and the amount of such Member's actual annual assessment at the beginning of such Use Year. The fraction shall have a numerator of one (1) and a denominator of one (1) plus the number of years remaining in the five year phase-in.

              6.1(b) LIMITATION. No annual assessment shall be increased more than the GREATER of the following two amounts above the annual assessment for the immediately preceding fiscal year without the approval of a majority of a Super Quorum of the Members: (i) ten percent (10%), or (ii) the LESSER of twenty percent (20%) or the percentage increase in the U.S. Consumer Price Index for All Urban Consumers as reported by the U.S. Department of Labor, Bureau of Labor Statistics, for the calendar year immediately preceding the year in which the increase is being made. Except any increase in annual assessments due to an increase in real property taxes against Units or a Resort, or an increase in Master Association assessments at a Resort, shall be excluded from the calculation of percentage increase for applying this limitation.

              6.1(c) RESERVES. The Club shall maintain a reserve fund adequate to cover major maintenance, major repair and/or replacement of those properties, including personal property, for which the Club is responsible (excluding property for which another entity has responsibility), which are subject to major maintenance or repair or replacement on a periodic basis. Such reserves shall be funded from the periodic payments of assessments for reserves and shall be held in a separate account.

       6.2 SPECIAL ASSESSMENTS. Special assessments maybe levied at anytime upon determination by the Board that such assessments are necessary for capital improvements or major expenses, repairs or acquisitions for which no reserves have been established or for deficiencies in such reserves, or for any purposes related to the mutual health, safety and welfare of the Members pursuant to the Articles, Declaration, Bylaws and Rules.

              6.2(a) LIMITATIONS. No special assessments shall be levied without the approval of the Members, except in the following situations:

                     (i) 5%. To the extent special assessments in the aggregate in any fiscal year do not exceed five percent (5%) of the budgeted gross expenses for the Club for that fiscal year, except as provided in subsections (ii) through (vii) below;

                     (ii) REBUILDING. For the repair or rebuilding of Unit(s), which does not exceed ten percent (10%) of the budgeted gross expenses for the Club for the fiscal year in which the special assessment is imposed;

                     (iii) REIMBURSEMENTS. Against a Member(s) for reimbursing the Club for costs of bringing such Member(s) into compliance with the Governing Documents, or fines levied under Declaration Section 4.5 and Bylaw 3.4;

                     (iv)   COURT ORDER.  As required by an order of a court;

                     (v) SAFETY REPAIRS. As necessary to repair or maintain a Resort or any part of it for which the Club is responsible or a threat to personal safety is discovered, or if required by Federal, State or local laws;

                     (vi) RESERVES. As required under Bylaw 7.5 (b) for reimbursement of the reserve account; and/or

                     (vii) UNEXPECTED REPAIRS. A special assessment necessary to repair or maintain a Resort or any part of it for which the Club is responsible that could not have been reasonably foreseen by the Board in preparing the Pro Forma Operating Budget under Section 7.2(a) below, but only if the Board shall first pass a resolution containing written findings as to the necessity of such extraordinary expense and why it could not have been reasonably foreseen in the budgeting process, which resolution shall be distributed with the Notice of Assessment.

              6.2(b) FORM OF LEVY. Special assessments shall be levied upon the same basis as annual assessments, except special charges levied against less than all the Members for reimbursement to the Club, fines, or remedies for violation of the Governing Documents.

       6.3 STATEMENT. The Secretary of the Club shall mail to each Member, first class postage prepaid, at such Member's record address, a written statement of each annual assessment or special assessment or special charges at least thirty (30) days prior to the date such assessment or charge shall become due and payable. Such statement shall set forth:

              6.3(a) AMOUNT of the installment or payment of assessments, fines or charges due from that Member;

              6.3(b) DATE such payment or installment is due;

              6.3(c) DATE such payment or installment becomes delinquent (thirty
                     (30) days past due);

              6.3(d) WHERE and to whom payment is to be made;

              6.3(e) PURPOSE for the charge or levy; and

              6.3(f) DATES when late charges and interest begin to accrue (ten
                     (10) days past due), when Membership rights will be suspended as to annual assessments and special assessments (thirty (30) days past due), and when collection costs and attorneys' fees must be paid (thirty (30) days past due).

       6.4 PAYMENT. All such assessments shall be paid to the Club or its designated agent for collection in lawful money of the United States, on or before the date or period established by the Board pursuant to the resolution adopted by the Board fixing the amount of such. Annual assessments shall be paid in such periodic payments as the Board shall prescribe.

       6.5    LATE CHARGES/COSTS.  Any such assessment not paid within ten
(10) days of its due date, shall be subject to the following: (a) a late charge in an amount determined by the Board, to compensate the Club generally for the added cost of collection, plus (b) interest at a rate determined by the Board, per annum, on any such unpaid installment, which interest shall accrue from the tenth day after the due date. A late charge may be imposed only once for a particular payment. A Member shall also be liable to the Club for actual costs and attorney fees incurred in collecting assessments not paid within thirty (30) days of when due.

       6.6 SUSPENSIONS. The Club shall not transfer a Membership on its books, or allow the exercise of any rights or privileges of Membership on account thereof by any Member or any person claiming under such Member, unless and until all delinquent annual assessments and special assessments to which such Membership is subject are paid, provided the procedures of Bylaw 3.4 regarding "Discipline" have been followed.

       6.7 LIEN/FORECLOSURE. The Board shall enforce collection of assessments (a) by suit at law, (b) by foreclosure of the lien rights, or (c) by exercise of the power of sale established in the Declaration. There can be no suit at law following foreclosure or sale under the power of the sale.

       6.8 DISPOSITION OF FUNDS. The funds arising from assessments, insofar as possible, shall be applied toward the payment of expenses pursuant to the annual budget adopted by the Board. Excess assessments, after making allowance for budgeted reserves for replacement, may be returned to the Members on an equitable basis or, held in trust for future budgeted needs.

       6.9 STATEMENT OF CHARGES. The Board, on not less than twenty (20) days prior written request, shall execute, acknowledge and deliver to the party making such request, a written statement whether or not to the knowledge of the Club, a particular Member is in default as to its assessments, and disclosing the amount of delinquent assessments, late charges, attorneys fees and other penalties assessed against such Member's Membership, and further stating the dates to which installments of assessments, have been paid as to its Membership. Any such certificate may be relied on by any prospective purchaser or mortgagee of the Membership, but reliance on such certificate may not extend to any default not involving the payment of assessments of which the signer had no actual knowledge. The Club may charge a fee reasonably related to the cost of preparing such statement.

7:     RECORDS AND REPORTS

       7.1    INSPECTIONS.

              7.1(a) MEMBERS. The Articles (certified by the Secretary of State), Bylaws, Declaration, Rules, Membership register and directors roster (including mailing addresses and telephone numbers) or duplicate Membership register and directors roster, revised at least annually, the books of account and minutes of proceedings of the Members, the Board and any committees, and all other Records of the Vacation Plan and any amendments thereto (collectively "Records") shall all be maintained in written form at the principal office of the Club and shall be made available for inspection and copying, upon written demand and reasonable notice, by any Member or its duly appointed representative, at any reasonable time and for a purpose reasonably related to its interests as a Member. The Club may restrict the use of information from the Membership register by requiring Members to sign a written agreement not to use or allow use of Membership information for commercial or other purposes not reasonably related to the affairs of the Club. The Records shall be made available for inspection at the office where the records are maintained. Upon receipt of an authenticated written request from a Member along with the fee prescribed by the Board to defray the costs of reproduction, the Manager or other custodian of Records shall prepare and transmit to the Member a copy of any and all Records requested.

              7.1(b) DIRECTORS. Each director shall have the absolute right at any reasonable time to inspect all Records and physical properties owned or controlled by the Club, and to make copies and extracts thereof at the expense of the Club, and subject only to signing a written agreement not to use or allow use of Membership information for commercial or other purposes not reasonably related to the affairs of the Club.

              7.1(c) POLICIES. The Board shall establish reasonable policies ("Records Policies") regarding notice to be given the custodian of the Records by a Member desiring to make an inspection, times Records are available, and payment of costs of reproduction.

       7.2 ACCOUNTINGS AND REPORTS. The Board shall cause to be prepared and distributed to the Members the following:

              7.2(a) BUDGET. A pro forma operating budget, or summary thereof, distributed not less than forty-five (45) days and not more than sixty (60) days before the beginning of each fiscal year, containing the following:

                     (i) Estimated revenue and expenses on an accrual basis.

                     (ii) Only as to Club Resorts in jurisdictions where the following is required, a summary of the reserves based upon the most recent review or study conducted pursuant to Section 7.5(b) below, which shall be printed in bold type and include all of the following:

                            (A) The current estimated replacement cost, estimated remaining life, and estimated useful life of each major component.

                            (B) As of the end of the fiscal year for which the study is prepared:

                                   (1)    The current estimate of the amount of
                                          cash reserves necessary to repair,
                                          replace, restore, or maintain the
                                          major components.

                                   (2) The current amount of accumulated cash reserves actually set aside to repair, replace, restore or maintain major components.

                            (C) The percentage that [the amount determined under (B)(2)] is of [the amount determined under (B)(1)].

                     (iii) A statement as to whether the Board has determined or anticipates that the levy of one or more special assessments will be required to repair, replace, or restore any major component or to provide adequate reserves therefor.

                     (iv) A general statement setting forth the procedures used by the Board in the calculation and establishment of reserves to defray the costs of repair, replacement or additions to major components of the Resorts and facilities for which the Club is responsible.


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

                     (v) If a summary of the budget is provided, it shall contain a notice on the front page thereof in at least 10-point bold type, that copies of the complete budget, as summarized, are available upon request at the business office of the Club, without charge to the Members. If requested by mail, the Club shall mail a copy by first-class mail within 5 days, postage prepaid.

              7.2(b) INITIAL STATEMENTS distributed within sixty (60) days of an accounting date which is the last day of the month closest in time to six
(6) months from the date of the first close of the sale of a Membership, which shall consist of the following:

                     (i)    A BALANCE SHEET as of such accounting date; and

                     (ii) An OPERATING STATEMENT for the period from the date of the first close of the sale of a Membership to said accounting date, which operating statement shall include a schedule of assessments received or receivable itemized by Membership number and by the name of the person or entity assessed.

              7.2(c) ANNUAL REPORT.  Thereafter, within one hundred twenty
(120) days after the last day of the Club's fiscal year, an Annual Report containing the following:

                     (i) A BALANCE SHEET as of the last day of the fiscal year;

                     (ii) An OPERATING (INCOME) STATEMENT for the fiscal year, including amounts (and description of property) received from Declarant under a Reimbursement Agreement, if any;

                     (iii) A STATEMENT OF NET CHANGES in financial position for the fiscal year;

                     (iv) A COPY OF THE REVIEW prepared under Bylaw 7.3 below;

                     (v) A list of the NAMES, ADDRESSES AND TELEPHONE NUMBERS of current directors on the Board;

                     (vi) A description of any TRANSACTION or series of transactions by the Club involving $40,000 or more in which a director, officer or holder of ten percent (10%) or more of the Voting Power had a direct or indirect financial interest, other than the sale of Memberships in the normal course of business or performing under the Management Agreement;

                     (vii) A description of any INDEMNIFICATIONS or advances aggregating more than $10,000 paid during the fiscal year to any officer or director of the Club; and

                     (viii) If not prepared by an independent accountant, the Annual Report shall be prepared by the Manager or an officer of the Club, and shall include a CERTIFICATE by an authorized officer that the Annual Report was prepared from the books and records of the Club without independent audit or review.


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

              7.2(d) ENFORCEMENT POLICIES. Within sixty (60) days prior to the beginning of the fiscal year, a statement of the Club's policies and practices ("Assessment Policies") in enforcing its remedies against Members for defaults in the payment of regular and special assessments, including the foreclosing of liens against Memberships.

              7.2(e) MINUTES. At the time that the budget required in Bylaw 7.2(a) is distributed, or at the time of any general mailing to the entire membership of the Club, notice of their right to have copies of the minutes of meetings of the Board, and how and where those minutes may be obtained.

       7.3 REVIEW. A review of the financial statement of the Club shall be prepared in accordance with generally accepted accounting principles by a licensee of a State Board of Accountancy for any fiscal year in which the gross income to the Club exceeds $75,000.

       7.4 QUARTERLY REVIEW. The Board shall do the following at least quarterly:

              7.4(a) OPERATING ACCOUNT. Cause a current reconciliation of the Club's operating accounts to be made and review the same.

              7.4(b) RESERVE ACCOUNT. Cause a current reconciliation of the Club's reserve accounts to be made and review the same.

              7.4(c) RESERVE EXPENSES. Review the current year's actual reserve revenues and expenses compared to the current year's budget.

              7.4(d) ACCOUNT STATEMENT. Review the most current account statements prepared by the financial institution where the Club has its operating and reserve accounts.

              7.4(e) INCOME. Review an income and expense statement for the Club's operating and reserve accounts.

       7.5 RESERVES. The Club shall maintain a reserve fund adequate to cover maintenance, repair and replacement of those common elements for which the Club is responsible, which are subject to major maintenance or repair or replacement on a periodic basis. Such reserves shall be funded from the regular payments of assessments.

              7.5(a) WITHDRAWALS AND DISPOSITION. The Club shall not expend reserve funds for any purpose other than the repair, restoration, replacement, or maintenance of, or litigation involving such, major components which the Club is responsible for and for which the reserve fund was established. However, the Board may authorize the temporary transfer of money from a reserve fund to the Club's general operating ftmd to meet short-term cash-flow requirements or other expenses.

              7.5(b) RESTORATION. The transferred reserve funds shall be restored to the reserve fund within one year of the date of the initial transfer, except that the Board may, upon making a finding supported by documentation that a delay would be in the best interests of the Club, delay the restoration until the time which the Board reasonably determines to be necessary. The Board shall exercise prudent fiscal management in delaying restoration of these funds and in restoring


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

the expended funds to the reserve account, and shall, if necessary, levy a special assessment to recover the full amount of the expended funds within the time limits required by this Bylaw 7.5(b).

8:     INSURANCE

       8.1 GENERALLY. Where practicable, insurance policies shall be blanket policies covering (i) the Club and the Resorts, to the extent the Club may have exposure for liability or property loss, (ii) any properties owned or administered by the Club, and (iii) activities of the Club and its employees and agents, within or without the Resorts. Such policies may also cover any property or activities of Declarant, located within or nearby the Resorts, in which case the Club and Declarant shall each pay their proportionate share of the premium and be named co-insureds. Each Member shall be a named insured, whether named individually or as part of a group under any policy insuring the Property and any personal property available for use by the Members. With respect to insurance proceeds paid in connection with a loss of Club property only, the Board shall be deemed trustee of the interests of all Members in any insurance proceeds paid to it under any such policies, and shall have full power to receive and to receipt for their interest in such proceeds and to deal therewith as set forth in the Declaration and Bylaws. The limits and coverage should be reviewed at least every three (3) years.

              Every policy of insurance obtained by the Club shall contain
(a) an express waiver, if available, of any and all rights of subrogation against Declarant, Declarant's agents and representatives, any person, firm, or corporation affiliated with Declarant in the Resorts or Plan, the Board and individual members of the Board, individual officers of the Club, Members, and their families and guests, and exchange users; (b) a severability of interest endorsement, as applicable; and (c) a cross-liability endorsement, as applicable. No act or omission by a Member, unless acting in the scope of authority on behalf of the Club, will void a policy or operate as a condition to recovery under a policy by any other person.

       8.2 POLICIES. The Board shall obtain and maintain in force at all times the following policies of insurance:

              8.2(a) FIRE AND EXTENDED COVERAGE insurance on all personal property, Structures and Improvements, including building service equipment, owned by the Club in the Resorts, insuring eighty percent (80%) of the aggregate full insurable value, meaning actual replacement value, exclusive of the cost of land, excavations, foundations and footings, from an insurance carrier designated Class VI or better in Best's Key Rating Guide, or any successor or similar guide. Such insurance shall insure the Club, shall contain a deductible clause of no more than $10,000, shall contain an inflation guard endorsement, and shall insure against loss or damage by fire, theft and other hazards covered by the standard extended coverage endorsement, and by sprinkler leakage, debris removal, cost of demolition, vandalism, malicious mischief, windstorm, water damage and other risks customarily insured against in similar projects, including temporary replacement quarters.

              8.2(b) PUBLIC LIABILITY insurance, with limits of not less than Five Hundred Thousand Dollars ($500,000) per person and Ten Million Dollars ($10,000,000) per occurrence for death, medical payments, and personal injury, not less than One Hundred Thousand Dollars ($100,000) for property damage, and a deductible of not more than Five Thousand Dollars

($5,000), insuring against liability for bodily injury, death and property damage, including water damage, arising from the activities of the Club or with respect to property under its jurisdiction or used for its benefit or business, such as nonowned and hired automobiles, and for such other risks as are customarily covered in similar programs.

                     Liability insurance shall name as separately protected insureds the Declarant, the Club, the Board and the Members as a class, and their representatives, members and employees, with respect to any liability arising out of the maintenance or use of any Resorts or Club Property.

              8.2(c) FLOOD AND EARTHQUAKE insurance in amounts and on terms customarily carried for similar projects, if reasonably affordable.

              8.2(d) WORKERS' COMPENSATION insurance to the extent necessary to comply with any applicable laws, which shall cover the risk of all Members as well as the Club.

              8.2(e) FIDELITY BOND or bonds in a penal amount equal to at least the maximum amount of funds of the Club over which the principal(s) under the bond(s) may reasonably be expected to have control or access at any time, naming the members of the Board, officers, employees, any person responsible for handling funds, and such other persons as may be designated by the Board as principals, and the Club as obligee, and containing waivers of any defense based on the exclusion of persons who serve without compensation from any definition of "employee" or a similar expression.

              8.2(f) SUCH OTHER INSURANCE, including indemnity and other bonds, as the Club Board shall deem necessary or expedient to carry out the Club's functions as set forth in the Declaration, Articles and Bylaws.

9:     GENERAL BYLAWS

       9.1 PRINCIPAL OFFICE. The principal office of the Club shall be at such specific location as may from time to time be designated by the Board.

       9.2 LIABILITY OF AGENTS. No director, officer, employee, agent or representative (collectively "agent") of the Club shall be personally liable in any action or proceeding to any Member, person, or the Club for any damage, loss or prejudice suffered or claimed on account of any act, negligence, error or omission of the Club, the Board or any agent of the Club or any committee, provided that such agent has acted in good faith and without willful or intentional misconduct upon the basis of such information as may be possessed by it or available to it upon reasonable inquiry.

       9.3 INDEMNIFICATION. If any action or proceeding is brought against any agent because such person is or was an agent of the Club, then upon approval of (a) a majority of a quorum of directors who are not parties to such proceeding; (b) the Voting Power, pursuant to Bylaw 3.2(b), excluding those who are parties to such action; or (c) the court in which such action is or was pending; the Club shall indemnify such person against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with such proceeding or action, if such person acted in good faith and in a manner such person reasonably believed to be in the best interests of the Club and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of such person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the Club or that the person had reasonable cause to believe that the person's conduct was unlawful, If the Club is required to incur any cost or expense hereunder, the Club shall be entitled to levy a special assessment for the amount so expended.

       9.4 DISTRIBUTIONS. There shall be no distribution of gains, profits or dividends to any Member except upon dissolution or upon the lawful redemption of a Membership. Refunds of excess or erroneous assessments are not "distributions."

       9.5 DISSOLUTION. Upon dissolution and winding up of the Club, the Board shall, after payment or making provision for the payment of all liabilities of the Club, distribute all of the remaining assets to the Members in the same proportion that the Points held by a Member bears to the total outstanding Points. For purposes of this Section 9.5, Declarant shall be deemed to hold the number of Points allocable to each Basic Membership deemed held by it regardless of qualification or registration for sale to the public. If it is impractical to transfer the assets to the Members, the Board. shall appoint a trustee to own and liquidate the assets and distribute the net proceeds thereof to the Members in the same proportion that the Points held by a Member bears to the total outstanding Points. If the Club or its trustee fails to liquidate the assets of the Club within one year from the date which the Club voted as the date of dissolution, then the States in which the assets are located will perform or cause to be performed the liquidation for the assets in that State. Each State is hereby granted a permanent and irrevocable power of attorney to perform such liquidation.

       9.6 ARBITRATION. Any dispute as to the violation, interpretation or application of any provision herein or of the Articles or Rules of the Club or of any Declaration or other Governing Document or of any contract to which the Club is a party, shall, upon written request of one party to the dispute served on the other(s), be submitted to binding arbitration according to the following procedures. Matters not covered below shall be determined by reference to the commercial arbitration rules of the American Arbitration Association.

              9.6(a) FEES AND COSTS. The Declarant, if a party, shall advance the fees necessary to initiate the arbitration, with the costs and fees, including ongoing costs and fees, to be paid as agreed by the parties, and if they can't agree, then as determined by the arbitrators, with the costs and fees of the arbitration to ultimately be borne as determined by the arbitrators.

              9.6(b) ARBITRATORS. The arbitration shall be administered by a panel of three neutral and impartial retired judges.

              9.6(c) APPOINTMENT. The neutral and impartial individuals to serve as arbitrators shall be appointed within not more than sixty (60) days from receipt of a written request for arbitration by one party from the party requesting the arbitration. In selecting the arbitrators Section 1297.121 of the Code of Civil Procedure shall apply. An arbitrator may be challenged for any of the grounds listed therein.

              9.6(d) LOCATION. The arbitration proceeding shall be held (i) at, or as near as conveniently possible to, the subject Resort, if the dispute pertains to a particular Resort; or (ii) at the location agreed to by the parties to the arbitration.

              9.6(e) COMMENCEMENT. The arbitration proceeding shall begin promptly and timely in accordance with (i) the rules of the arbitration procedure being followed, or if the rules don't so specify, then (ii) the date agreed to by the parties to the arbitration, and if none, (iii) a date determined by the arbitrators.

              9.6(f) RULES. The arbitration shall be conducted in accordance with rules and procedures which are reasonable and fair to the parties.

              9.6(g) CONCLUSION. The arbitration shall be conducted and concluded in a prompt and timely manner.

              9.6(h) REMEDIES. The arbitrators are authorized to provide all recognized remedies available in law or equity, other than punitive damages, for any cause of action that is the basis of the arbitration.

       9.7 AMENDMENTS. New Bylaws may be adopted, or these Bylaws may be amended or repealed, only by the affirmative vote or written assent of.

              9.7(a) BOARD.  A majority of the Club Board plus:

              9.7(b) MEMBERS.  Voting Power of the Members as follows:

                     (i) EACH CLASS. At least twenty-five percent (25%) of each Class of Voting Power, if there is more than one Class, or

                     (ii) ONE CLASS. If there is only one class of Voting Power, at least twenty-five percent (25%) of Voting Power residing in Members other than Declarant along with at least twenty-five percent (25%) of the total Voting Power.

              9.7(c) SUPER MAJORITY. Except that the votes required for an amendment shall not be less than the affirmative votes required for action to be taken under the clause being amended.

              9.7(e) BOARD ONLY. Notwithstanding the foregoing, the Board alone can amend the Bylaws to make technical corrections or additions, but
(A) only if notice has been given to all Club Members, of the Board meeting where the Amendment is to be considered, with details of the Amendment and the reasons for it, and (B) only if required by:

              (i)    COURT.  A court of competent jurisdiction, or

              (ii) AGENCY. A Federal or state agency, to comply with consumer protection, sales regulation and/or tax exemption laws, or

              (iii) ASSESSMENT FORMULA. Changes under Bylaw 6.1(a) to reflect actual operating experience, as long as the annual assessments do not change more than is allowed under Bylaw 6. 1 (b).

       9.8 MASTER ASSOCIATION. The Board is authorized to appoint and authorize the Manager of the Club, one or more of the Directors of the Club, or a Member of the Club to represent the Club at any meeting or in an election or ballot of a Master Association to which the Property or a portion of the Property of the Club - is subject, to represent the Club and vote in the manner directed by the Board, or if no such direction is given, then in a manner that such authorized agent shall, in its sole discretion, deem to be in the best interest of the Club.

       9.9 BANKRUPTCY. Any action to cause the Club to voluntarily commence a proceeding under the Federal Bankruptcy Code or any similar state statute shall require the affirmative vote or written consent of one hundred percent (100%) of the Club Board plus one hundred percent (100%) of the Voting Power. [3/99]

10:    CERTIFICATION.  I, the undersigned, do hereby certify:

       10.1 That I am the Secretary of EPIC VACATION CLUB, a Delaware nonprofit corporation.

       10.2 That the foregoing Bylaws, comprising twenty-seven (27) pages, including this page, constitute the Bylaws of said corporation as duly adopted by the Incorporator on January 26, 1999, and amended by the Board of Directors March 31, 1999, before there are any Members.

       SIGNED April __, 1999.


                                   ------------------------------------------
                                   Scott J. Egelkamp              , Secretary


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